NEWS RELEASE

For Immediate Release
April 30, 2014
Contact:	Barbara Thompson
First Citizens BancShares
(919) 716-2716

FIRST CITIZENS BANCSHARES REPORTS EARNINGS FOR FIRST QUARTER 2014
RALEIGH, N.C. -- First Citizens BancShares Inc. (Nasdaq: FCNCA) reports earnings for the quarter ended March 31, 2014, of $22.4 million, compared to $27.2 million for the fourth quarter of 2013 and $55.6 million for the corresponding period of 2013, according to Frank B. Holding, Jr., chairman of the board.
Per share income for the first quarter of 2014 totaled $2.33, compared to $2.83 for the fourth quarter of 2013 and $5.78 for the same period a year ago. First quarter results generated an annualized return on average assets of 0.41 percent and an annualized return on average equity of 4.33 percent, compared to respective returns of 1.07 percent and 12.01 percent for the same period of 2013.
The decrease in earnings for the first quarter of 2014 compared to the same quarter in the prior year is driven by sustained runoff in the acquired loan portfolio and nonrecurring FDIC-assisted acquisition accounting adjustments recorded during the the first quarter of 2013. The overall decrease in earnings was partially offset by improved investment yields and continued reduction of funding costs.
FIRST QUARTER FINANCIAL HIGHLIGHTS

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Asset quality remains strong. BancShares recorded a credit to the provision for loan and lease losses of $1.9 million during the first quarter of 2014, reflecting continued credit quality improvements. Net charge-offs totaled $8.5 million for the first quarter of 2014, compared to $27.4 million during the same period of 2013. Total nonperforming assets decreased by $87.8 million to $185.4 million as of March 31, 2014 compared to March 31, 2013.

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BancShares completed the merger of Hendersonville, N.C.-based 1st Financial and its wholly-owned banking subsidiary Mountain 1st Bank & Trust Company, providing additional earning assets and interest income during the quarter.

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Nonrecurring adjustments for loans acquired in FDIC-assisted transactions recognized in the first quarter of 2013 contribute to a majority of interest income differences when comparing to the current quarter.

•	Acquired loan portfolio runoff continues as expected.

•	Liquidity position is strong as our free liquidity position exceeded $3.94 billion. Average investment securities increased $409.8 million, or 7.9 percent, compared to the first quarter of 2013.

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BancShares remains well-capitalized with a tier 1 leverage capital ratio of 9.66 percent, tier 1 risk-based capital ratio of 14.56 percent and total risk-based capital ratio of 16.05 percent at March 31, 2014.

LOANS AND DEPOSITS
Total loans increased $337.3 million, or 2.6 percent, to $13.47 billion compared to December 31, 2013. Originated loans totaled $12.20 billion at March 31, 2014, an increase of $95.9 million, or 0.8 percent, from December 31, 2013, and an increase of $691.1 million, or 6.0 percent, from March 31, 2013. During the first quarter of 2014, originated loan demand was particularly strong for commercial and industrial loans.

Conversely, the FDIC-assisted acquired portfolio decreased $65.2 million, or 6.3 percent, to $964.3 million at March 31, 2014, when compared on a sequential basis and further decreased $657.1 million, or 40.5 percent, compared to March 31, 2013. The reductions in FDIC-assisted loans were partially offset by the 1st Financial merger, which resulted in additional acquired loans totaling $306.5 million. The sustained reduction in the FDIC-assisted portfolio is aligned with the original runoff forecasts.
At March 31, 2014, total deposits equaled $18.76 billion, an increase of $889.5 million since December 31, 2013. Seasonal increases noted in demand and time deposits as well as $593.3 million in acquired deposits from the 1st Financial merger contributed to the balance increase.
NET INTEREST INCOME
Net interest income decreased $44.0 million, or 21.5 percent, during the first quarter of 2014 compared to the same period of 2013. This reduction was primarily due to a $54.1 million reduction in interest income on acquired loans resulting from the sustained runoff and nonrecurring accounting adjustments related to the FDIC-assisted acquisitions that were recorded during the first quarter of 2013. The reduction was offset by $4.4 million and $3.3 million increases in interest income from the 1st Financial loan portfolio and the investment portfolio, respectively, as well as a $3.3 million reduction in interest expense when comparing the first quarter of 2014 to the same quarter of the prior year.
The taxable-equivalent net interest margin for the first quarter of 2014 was 3.26 percent, a decrease of 29 basis points on a sequential basis from 3.55 percent, and a 109 basis point decrease compared to the same quarter in the prior year of 4.35 percent. While margin compression is a continuing concern in the current interest rate environment, the majority of BancShares' margin compression during the quarter was a direct result of the acquired loan portfolio runoff. Taxable-equivalent net interest margin, excluding acquired loans for the current quarter, sequential quarter and the same quarter in the prior year, was 2.83 percent, 2.81 percent and 2.90 percent.
Average interest-earning assets increased $958.8 million, or 5.0 percent, for the first quarter of 2014 compared to the same period of 2013. The change was primarily driven by average investment securities increasing $409.8 million and average overnight investments increasing $378.9 million. Average loans increased $170.1 million during the first three months of 2014 when compared to the same period of 2013, the combined result of growth among originated loans and reductions in FDIC-assisted acquired loans. As the FDIC-assisted acquired portfolio yield is being replaced with higher quality, lower yielding instruments, the taxable-equivalent yield on interest-earning assets has declined in proportion, reaching 3.50 percent during the first quarter of 2014, compared to 4.68 percent for the same period of 2013.
Average interest-bearing liabilities increased $48.7 million during the first quarter of 2014 when compared to the same period of 2013, primarily due to higher long-term obligations. The rate on interest-bearing liabilities fell 10 basis points from the first quarter of 2013 to 0.35 percent during the first quarter of 2014.
ALLOWANCE AND PROVISION FOR LOAN AND LEASE LOSSES
The allowance and provision trends continue to improve for both originated and acquired loan portfolios. The allowance for loan and lease losses, for both acquired and originated loans, totaled $222.9 million at March 31, 2014, a decline of $10.5 million since December 31, 2013, and a decline of $50.1 million since March 31, 2013. The originated loan allowance as a percentage of total originated loans for current quarter, sequential quarter and the same quarter in the prior year was 1.46 percent, 1.49 percent and 1.53 percent. The acquired loan allowance as a percentage of total acquired loans for current quarter, sequential quarter and the same quarter in the prior year was 3.54 percent, 5.20 percent and 5.95 percent.
BancShares recorded a $1.9 million credit to provision for loan and lease losses during the first quarter of 2014, compared to an $18.6 million credit during the same period of 2013. The credit to provision for loan and lease losses related to acquired loans totaled $2.3 million during the first quarter of 2014, compared to $22.6 million during the respective period of 2013. A large portion of the first quarter 2013 credit to provision was due to nonrecurring acquisition accounting adjustments related to FDIC-assisted loans. The current quarter credit to provision for loan and lease losses on acquired loans resulted from reversals of prior impairment due to unexpected payments. Net charge-offs on acquired loans totaled $6.3 million during the first quarter of 2014, compared to $20.9 million for the first quarter of 2013.
Provision expense for originated loans totaled $0.4 million during the first quarter of 2014, compared to $4.0 million during the first quarter of 2013, due to credit quality improvements in the originated loan portfolio. Net charge-offs on originated loans decreased 64.8 percent to $2.3 million during the first quarter of 2014, compared to $6.5 million for the first quarter of 2013. On an annualized basis, originated loan net charge-offs represented 0.08 percent of average originated loans and leases for the first quarter of 2014, compared to 0.23 percent for the same period of 2013.

NONINTEREST INCOME
Noninterest income for the first quarter of 2014 equaled $61.2 million, compared to $57.5 million in the comparable period of 2013. The $3.7 million increase during 2014 is primarily related to improvements in cardholder services, merchant services and a favorable adjustment in the FDIC receivable resulting from lower amortization for post-acquisition improvements. These improvements are offset by reductions in processing service fees, lower mortgage income and a decrease in other noninterest income resulting from the gain on sale of client bank processing relationships during the first quarter of 2013.
NONINTEREST EXPENSE
Noninterest expense decreased $3.3 million in the first quarter of 2014 to $191.0 million, compared to $194.4 million in the first quarter of 2013. The first quarter 2014 decrease is a result of lower employee benefits and collection expense, partially offset by increases in salaries and wages, occupancy expense and foreclosure-related expenses.
INCOME TAXES
Income tax expense totaled $10.6 million and $31.1 million for the first quarter of 2014 and 2013, representing effective tax rates of 32.2 percent and 35.8 percent during the respective periods. The decrease in income tax expense is related to reduction in pre-tax earnings.
NONPERFORMING ASSETS
As of March 31, 2014, BancShares’ nonperforming assets amounted to $185.4 million, or 1.37 percent, of total loans and leases plus other real estate owned (OREO), compared to $165.6 million, or 1.25 percent, at December 31, 2013, the increase resulting from higher acquired nonaccrual loans. Of the $185.4 million in nonperforming assets at March 31, 2014, $94.0 million relates to acquired loans and covered OREO, and $80.8 million results from originated loans and noncovered OREO. Originated nonperforming assets represented 0.7 percent of originated loans and leases plus OREO as of March 31, 2014, unchanged from December 31, 2013, as the increase in originated OREO was offset by lower nonaccrual loans. Acquired nonperforming assets increased $18.4 million since December 31, 2013, due to OREO resulting from the 1st Financial merger and a single FDIC-assisted loan that transferred to nonaccrual status during the quarter. Acquired covered nonperforming assets represent 9.34 percent of acquired loans and covered OREO, compared to the nonperforming asset ratio of 7.02 percent at December 31, 2013.
COMPARABILITY OF FINANCIAL STATEMENTS
The comparability of BancShares' results of operations for the first quarter of 2014 and 2013 is affected by various post-acquisition adjustments to the carrying value of acquired assets, which create potential volatility in net interest income, provision for loan and lease losses and noninterest income. For acquired loans and OREO covered by FDIC loss share agreements, the net increase or decrease in the estimated recoverable amount resulting from deterioration or improvement is recognized as an adjustment to the FDIC receivable with an offset to noninterest income.

ABOUT FIRST CITIZENS BANCSHARES
As of March 31, 2014, BancShares had total assets of $22.2 billion. BancShares is the financial holding company for First Citizens Bank. First Citizens Bank provides a broad range of financial services to individuals, businesses, professionals and the medical community through branch offices in 17 states and the District of Columbia, including online banking, mobile banking, ATMs and telephone banking.
For more information, visit First Citizens' website at firstcitizens.com.
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This news release may contain forward-looking statements. A discussion of factors that could cause First Citizens' actual results to differ materially from those expressed in such forward-looking statements is included in First Citizens' filings with the SEC.

CONDENSED STATEMENTS OF INCOME

	Three months ended March 31
(thousands, except per share data; unaudited)	2014	2013
Interest income	$173,394	$220,604
Interest expense	12,463	15,722
Net interest income	160,931	204,882
Provision (credit) for loan and lease losses	(1,903)	(18,606)
Net interest income after provision (credit) for loan and lease losses	162,834	223,488
Noninterest income	61,181	57,513
Noninterest expense	191,030	194,355
Income before income taxes	32,985	86,646
Income taxes	10,619	31,061
Net income	$22,366	$55,585
Taxable-equivalent net interest income	$161,694	$205,553
Net income per share	$2.33	$5.78
Cash dividends per share	0.30	0.30
Profitability information (annualized)
Return on average assets	0.41%	1.07%
Return on average equity	4.33	12.01
Taxable-equivalent net interest margin	3.26	4.35

CONDENSED BALANCE SHEETS

(thousands, except per share data; unaudited)	March 31, 2014	December 31, 2013	March 31, 2013
Assets
Cash and due from banks	$543,471	$533,599	$460,217
Overnight investments	1,161,469	859,324	954,232
Investment securities	5,677,019	5,388,610	5,280,907
Loans and leases:
Acquired	1,270,818	1,029,426	1,621,327
Originated	12,200,226	12,104,298	11,509,080
Allowance for loan and lease losses	(222,942)	(233,394)	(273,019)
Receivable from FDIC for loss share agreements	74,784	93,397	195,942
Other assets	1,004,268	957,043	1,056,288
Total assets	$22,154,997	$21,199,091	$21,351,012
Liabilities and shareholders' equity
Deposits	$18,763,545	$17,874,066	$18,064,921
Other liabilities	1,286,622	1,248,350	1,367,510
Shareholders' equity	2,104,830	2,076,675	1,918,581
Total liabilities and shareholders' equity	$22,154,997	$21,199,091	$21,351,012
Book value per share	$218.82	$215.89	$199.46

SELECTED AVERAGE BALANCES

	Three months ended March 31
(thousands, except shares outstanding; unaudited)	2014	2013
Total assets	$21,872,343	$21,150,143
Investment securities	5,606,723	5,196,930
Loans and leases	13,459,945	13,289,828
Interest-earning assets	20,139,131	19,180,308
Deposits	18,492,310	17,922,665
Interest-bearing liabilities	14,189,227	14,140,511
Shareholders' equity	2,094,557	1,877,445
Shares outstanding	9,618,941	9,618,985

CAPITAL INFORMATION

(unaudited)	March 31, 2014	December 31, 2013	March 31, 2013
Tier 1 capital ratio	14.56%	14.92%	14.72%
Total capital ratio	16.05	16.42	16.41
Leverage capital ratio	9.66	9.82	9.53

ALLOWANCE FOR LOAN AND LEASE LOSSES (ALLL) AND ASSET QUALITY DISCLOSURES

	2014	2013
	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter
	(dollars in thousands)
ALLL at beginning of period	$233,394	$237,799	$258,316	$273,019	$319,018
Reclassification of reserve due to implementation of enhanced model (1)	—	—	—	7,368	—
Provision (credit) for loan and lease losses:
Acquired loans	(2,273)	(834)	(12,615)	(15,473)	(22,622)
Originated loans	370	8,110	4,932	2,231	4,016
Net charge-offs of loans and leases:
Charge-offs	(10,676)	(13,494)	(14,628)	(10,960)	(28,944)
Recoveries	2,127	1,813	1,794	2,131	1,551
Net charge-offs of loans and leases	(8,549)	(11,681)	(12,834)	(8,829)	(27,393)
ALLL at end of period	$222,942	$233,394	$237,799	$258,316	$273,019
ALLL at end of period allocated to loans and leases:
Acquired	$44,993	$53,520	$59,517	$76,534	$96,473
Originated	177,949	179,874	178,282	181,782	176,546
ALLL at end of period	$222,942	$233,394	$237,799	$258,316	$273,019
Net charge-offs of loans and leases:
Acquired	$6,254	$5,163	$4,402	$4,466	$20,877
Originated	2,295	6,518	8,432	4,363	6,516
Total net charge-offs	$8,549	$11,681	$12,834	$8,829	$27,393
Reserve for unfunded commitments (1)	$324	$357	$375	$376	$7,744
Average loans and leases:
Acquired	1,282,816	1,086,469	1,310,010	1,535,796	1,697,776
Originated	12,177,129	12,002,167	11,801,700	11,631,784	11,592,052
Loans and leases at period-end:
Acquired	1,270,818	1,029,426	1,188,281	1,443,336	1,621,327
Originated	12,200,226	12,104,298	11,884,585	11,655,469	11,509,080
Risk Elements
Nonaccrual loans and leases:
Acquired	$52,108	$28,493	$29,194	$46,892	$43,882
Originated	46,952	53,170	66,840	69,133	82,583
Other real estate:
Covered under loss share agreements	41,855	47,081	58,769	84,833	101,901
Not covered under loss share agreements	44,504	36,898	40,338	36,942	44,828
Total nonperforming assets	$185,419	$165,642	$195,141	$237,800	$273,194
Nonperforming assets:
Acquired covered	$93,963	$75,574	$87,963	$131,725	$145,783
Acquired not covered	10,664	—	—	—	—
Originated	80,792	90,068	107,178	106,075	127,411
Accruing loans and leases greater than 90 days past due:
Acquired	$137,102	$193,892	$205,847	$253,935	$278,687
Originated	9,471	8,784	9,363	11,187	12,301
Ratios
Net charge-offs (annualized) to average loans and leases:
Acquired	1.98%	1.89%	1.33%	1.17%	4.99%
Originated	0.08	0.22	0.28	0.15	0.23
ALLL to total loans and leases:
Acquired	3.54	5.20	5.01	5.30	5.95
Originated	1.46	1.49	1.50	1.56	1.53
Nonperforming assets to total loans and leases plus other real estate:
Acquired covered	9.34	7.02	7.05	8.62	8.46
Acquired not covered	3.36	—	—	—	—
Originated	0.66	0.74	0.90	0.91	1.10
Total	1.37	1.25	1.48	1.80	2.06
(1) During the second quarter of 2013, BancShares enhanced its ALLL model that included estimated losses on unfunded commitments. As a result of these refinements, $7.4 million of the balance previously reported as a reserve of unfunded commitments was reclassified to the ALLL.